Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Tiptree Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share (1)	Other - 457(c) and 457(h)(i)	4,000,000 shares (2)	$11.18 (3)	$44,720,000	$0.0000927	$4,145.54

Total Offering Amounts					$44,720,000		$4,145.54
Total Fees Previously Paid							—

Total Fee Offsets							N/A

Net Fee Due							$4,145.54

(1)	Also registered under this Registration Statement are such additional number of shares of Tiptree Inc. common stock, par value $0.001 per share ("Common Stock"), presently undeterminable, as may be necessary as a result of any stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").
(2)	Represents 4,000,000 additional shares of Common Stock registered for issuance under the Tiptree Inc. 2017 Omnibus Incentive Plan (the "2017 Plan").
(3)	Calculated in accordance with Rules 457(c) and 457(h)(i) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock trading on the Nasdaq Capital Market on August 1, 2022.